3756 Central Avenue Riverside, CA 92506 (951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
RECORD EARNINGS FOR FISCAL 2013

FOURTH QUARTER HIGHLIGHTS INCLUDE:

▪  Net Income Increases by 22%

▪  Net Charge-Offs Decline by 93%

▪  Non-Performing Assets Decline by 40%

▪  Repurchase of 122,731 Shares of Common Stock

Riverside, Calif. – July 30, 2013 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced fourth quarter earnings for the fiscal year ended June 30, 2013 and record earnings for the 12 months ended June 30, 2013.
            For the quarter ended June 30, 2013, the Company reported net income of $5.26 million, or $0.49 per diluted share (on 10.63 million average shares outstanding), compared to net income of $4.31 million, or $0.39 per diluted share (on 11.05 million average shares outstanding), in the comparable period a year ago.  The increase in net income for the fourth quarter of fiscal 2013 was primarily attributable to a $3.59 million improvement in the provision for loan losses and a $1.48 million increase in the gain on sale of loans, partly offset by a $1.87 million decrease in net interest income (before the (recovery) provision for loan losses), a $1.38 million increase in salaries and employee benefits expense and an increase of $881,000 in the provision for income taxes, compared to the same period one year ago.
“We are very pleased to report record earnings for fiscal 2013 and a significant improvement in asset quality,” said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  “Our strong balance sheet, liquidity, and capital positions have enabled the Company to take advantage of growth opportunities as they arise and I believe we will find more of those opportunities in fiscal 2014 provided general economic conditions continue to improve.”
As of June 30, 2013, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage, Tier 1 Risk-Based and Total Risk-Based capital ratios of 13.12 percent, 21.36 percent and 22.64 percent, respectively.  As of June 30, 2012, these ratios were 11.26 percent, 17.53 percent and 18.79 percent, respectively.
Return on average assets for the fourth quarter of fiscal 2013 increased to 1.73 percent from 1.37 percent for the same period of fiscal 2012, and return on average stockholders’ equity for the fourth quarter of fiscal 2013 increased to 13.29 percent from 12.02 percent for the comparable period of fiscal 2012.
On a sequential quarter basis, the fourth quarter net income of fiscal 2013 reflects a $387,000, or eight percent, increase from net income of $4.87 million in the third quarter of fiscal 2013.  The increase in net income in the fourth quarter of fiscal 2013 was primarily attributable to an improvement of $1.02 million in the provision for loan losses and an increase of $2.35 million in the gain on sale of loans, partly offset by an increase of $1.56 million in salaries and employee benefits expense, a decrease of $483,000 in net interest income (before recovery for loan losses) and an increase of $591,000 in the provision for income taxes, compared to the third quarter of fiscal 2013.  Diluted earnings per share for the fourth quarter of fiscal 2013 increased by nine percent to $0.49 per share from $0.45 per share in the third quarter of fiscal 2013.  Return on average assets increased to 1.73 percent for the fourth quarter of fiscal 2013 from 1.59 percent in the third quarter of fiscal 2013; and return on average stockholders’ equity for the fourth quarter of fiscal 2013 was 13.29 percent, compared to 12.48 percent for the third quarter of fiscal 2013.
For the fiscal year ended June 30, 2013, net income increased to $25.80 million, a record for the Company, from $10.81 million in fiscal 2012; and diluted earnings per share for the fiscal year ended June 30, 2013 increased to $2.38 from $0.96 for fiscal 2012.  The return on average assets for the fiscal year ended June 30, 2013 increased to 2.09 percent from 0.84 percent for fiscal 2012.  The return on average stockholders’ equity for the fiscal year ended June 30, 2013 increased to 16.80 percent from 7.58 percent for fiscal 2012.
Net interest income (before the (recovery) provision for loan losses) decreased $1.87 million, or 20 percent, to $7.58 million in the fourth quarter of fiscal 2013 from $9.45 million for the same quarter of fiscal 2012, attributable to a 52 basis point decrease in the net interest margin and a $44.7 million, or four percent, decrease in average interest-earning assets.  Non-interest income increased $1.64 million, or 10 percent, to $17.62 million in the fourth quarter of fiscal 2013 from $15.98 million in the same quarter of fiscal 2012.  Non-interest expense increased $1.53 million, or 10 percent, to $17.52 million in the fourth quarter of fiscal 2013 from $15.99 million in the same quarter of fiscal 2012.  The increases in non-interest income and non-interest expense relate primarily to mortgage banking operations.
The average balance of loans outstanding, including loans held for sale, decreased by $121.4 million, or 12 percent, to $928.1 million in the fourth quarter of fiscal 2013 compared to $1.05 billion in the same quarter of fiscal 2012.  The average yield on loans receivable decreased by 50 basis points to 4.18 percent in the fourth quarter of fiscal 2013 from an average yield of 4.68 percent in the same quarter of fiscal 2012.  The decrease in the average loan yield was primarily attributable to payoffs of loans which had a higher yield than the average yield of loans held for investment, adjustable rate loans repricing to lower current market interest rates and a lower average yield on loans held for sale.  The average yield on loans held for sale in the fourth quarter of fiscal 2013 was 3.47 percent as compared to 3.84 percent in the same quarter last year; and the average balance of loans held for sale during these same periods was $178.0 million and $237.6 million, respectively.  Loans originated and purchased for investment in the fourth quarter of fiscal 2013 totaled $30.3 million, consisting primarily of multi-family loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate and commercial business loans) decreased by $19.4 million, or five percent, to $356.5 million at June 30, 2013 from $375.9 million at June 30, 2012.  The percentage of preferred loans to total loans held for investment at June 30, 2013 increased slightly to 47 percent from 46 percent at June 30, 2012.  Loan principal payments received in the fourth quarter of fiscal 2013 were $37.3 million, compared to $35.7 million in the same quarter of fiscal 2012.  In addition, real estate acquired in the settlement of loans (real estate owned), gross of any allowances, in the fourth quarter of fiscal 2013 declined to $1.7 million, compared to $4.8 million in the same quarter of fiscal 2012.
The average balance of investment securities decreased by $3.2 million, or 14 percent, to $20.1 million in the fourth quarter of fiscal 2013 from $23.3 million in the same quarter of fiscal 2012.  The decrease was attributable to principal payments received on mortgage-backed securities during the last 12 months.  The average yield on investment securities decreased 11 basis points to 1.97 percent in the fourth quarter of fiscal 2013 from 2.08 percent for the same quarter of fiscal 2012.  The decline in the average yield was primarily attributable to the downward repricing of adjustable rate mortgage-backed securities.
In April 2013, the Federal Home Loan Bank (“FHLB”) – San Francisco announced a partial redemption of excess capital stock held by member banks and a cash dividend.  As a result, $2.0 million of excess capital stock was redeemed at par and a $158,000 cash dividend was received by the Bank in the fourth quarter of fiscal 2013.  This is comparable to the same quarter last year when the Bank received a $1.2 million partial redemption and a $31,000 cash dividend.
The average balance of the Company’s interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, increased $86.4 million, or 71 percent, to $208.2 million in the fourth quarter of fiscal 2013 from $121.8 million in the same quarter of fiscal 2012.  The Bank maintains high levels of cash and cash equivalents in response to the uncertain operating environment and uses its available liquidity to fund its mortgage banking operations, to fund new loans held for investment, and to pay off borrowings as they mature.  The average yield earned on interest-earning deposits was

0.25 percent in both the fourth quarters of fiscal 2013 and 2012 and lower than the yield that could have been earned if the excess liquidity was deployed in loans or investment securities.
Average deposits decreased $36.8 million, or four percent, to $925.4 million in the fourth quarter of fiscal 2013 from $962.2 million in the same quarter of fiscal 2012.  The average cost of deposits decreased by 12 basis points to 0.67 percent in the fourth quarter of fiscal 2013 from 0.79 percent in the same quarter last year, primarily due to higher cost time deposits repricing to lower current market interest rates and a reduction in rates paid on transaction account balances (“core deposits”).  Core deposits increased by $5.2 million, or one percent, to $520.8 million at June 30, 2013 from $515.6 million at June 30, 2012, consistent with the Bank’s strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.  Time deposits decreased $43.6 million, or 10 percent, to $402.2 million at June 30, 2013 from $445.8 million at June 30, 2012.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, decreased $22.6 million, or 18 percent, to $106.5 million and the average cost of advances decreased 10 basis points to 3.60 percent in the fourth quarter of fiscal 2013, compared to an average balance of $129.1 million and an average cost of 3.70 percent in the same quarter of fiscal 2012.  The decrease in borrowings was primarily attributable to scheduled maturities.
The net interest margin during the fourth quarter of fiscal 2013 decreased 52 basis points to 2.59 percent from 3.11 percent in the same quarter last year.  The decrease was primarily due to the decline in the average yield of interest-earning assets outpacing the declining cost of liabilities.  The declining yield of interest-earning assets was attributable to the downward repricing of loans and investment securities and a higher level of excess liquidity invested at a nominal yield.  The decline in the average cost of liabilities was primarily due to the downward repricing of time deposits to current market interest rates and the decline in the average cost of borrowings as higher costing FHLB advances were repaid at maturity.
During the fourth quarter of fiscal 2013, the Company recorded a recovery from the allowance for loan losses of $(1.54) million, compared to the $2.05 million provision for loan losses recorded during the same period of fiscal 2012 and the $(517,000) recovery recorded in the third quarter of fiscal 2013 (sequential quarter).
Non-performing assets, with underlying collateral primarily located in Southern California, decreased to $24.0 million, or 1.98 percent of total assets, at June 30, 2013, compared to $40.0 million, or 3.17 percent of total assets, at June 30, 2012.  Non-performing loans at June 30, 2013 decreased $12.8 million or 37 percent since June 30, 2012 to $21.7 million and were primarily comprised of 50 single-family loans ($13.2 million); eight commercial real estate loans ($4.6 million); seven multi-family loans ($3.8 million) and five commercial business loans ($130,000).  Real estate owned acquired in the settlement of loans at June 30, 2013 was primarily comprised of seven single-family properties ($2.3 million), two undeveloped lots ($9,000) and one commercial real estate property (fully reserved).
Net charge-offs for the quarter ended June 30, 2013 were $353,000 or 0.15 percent (annualized) of average loans receivable, compared to $4.83 million or 1.84 percent (annualized) of average loans receivable for the quarter ended June 30, 2012 and

$1.19 million or 0.49 percent (annualized) of average loans receivable for the quarter ended March 31, 2013 (sequential quarter).
Classified assets at June 30, 2013 were $47.0 million, comprised of $6.9 million in the special mention category, $37.8 million in the substandard category and $2.3 million in real estate owned.  Classified assets at June 30, 2012 were $58.5 million, comprised of $4.9 million in the special mention category, $48.1 million in the substandard category and $5.5 million in real estate owned.
For the quarter ended June 30, 2013, no loans were restructured as compared to the same quarter last year when the Bank modified two loans totaling $1.3 million, which were identified as restructured loans.  As of June 30, 2013, the outstanding balance of restructured loans was $9.5 million: one loan was classified as special mention and was on accrual status ($434,000); and 25 loans were classified as substandard ($9.1 million, all of which were on non-accrual status).  As of June 30, 2013, $6.5 million, or 68 percent, of the restructured loans were current with respect to their payment status.
The allowance for loan losses was $14.9 million at June 30, 2013, or 1.96 percent of gross loans held for investment, compared to $21.5 million at June 30, 2012, or 2.63 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at June 30, 2013.
Non-interest income increased by $1.64 million, or 10 percent, to $17.62 million in the fourth quarter of fiscal 2013 from $15.98 million in the same period of fiscal 2012, primarily as a result of a $1.48 million increase in the gain on sale of loans.  On a sequential quarter basis, non-interest income increased $2.23 million, or 14 percent, primarily as a result of a $2.35 million increase in the gain on sale of loans.
The gain on sale of loans increased to $16.19 million for the quarter ended June 30, 2013 from $14.71 million in the comparable quarter last year, reflecting the impact of a higher loan sale volume, partly offset by a slightly lower average loan sale margin.  Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $881.0 million in the quarter ended June 30, 2013, up 14 percent from $774.5 million in the comparable quarter last year.  The average loan sale margin for mortgage banking was 184 basis points for the quarter ended June 30, 2013, down six basis points from 190 basis points in the comparable quarter last year.  The gain on sale of loans includes an unfavorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net loss of $(2.21) million in the fourth quarter of fiscal 2013, compared to a favorable fair-value adjustment that amounted to a net gain of $5.29 million in the same period last year.  The gain on sale of loans for the fourth quarter of fiscal 2013 was enhanced by a $(191,000) recovery from the recourse reserve for loans sold that are subject to repurchase, compared to a $241,000 recourse provision for loans sold that are subject to repurchase in the comparable quarter of fiscal 2012.  As of June 30, 2013, the recourse reserve for loans sold that are subject to repurchase was $2.1 million, a decrease of $4.1 million, or 66 percent, from $6.2 million at June 30, 2012.  The decrease in the recourse reserve was due primarily to the payment of the global settlement with the

Bank’s largest legacy loan investor in the third quarter of fiscal 2013 to eliminate all past, current and future repurchase claims with this particular investor.
In the fourth quarter of fiscal 2013, a total of $837.2 million of loans were originated and purchased for sale, 14 percent higher than the $736.0 million for the same period last year, and six percent higher than the $790.1 million during the third quarter of fiscal 2013 (sequential quarter).  The loan origination volume remains favorable from a historical perspective as a result of continued liquidity in the secondary mortgage markets particularly in FHA/VA, Fannie Mae and Freddie Mac loan products, although the recent rise in mortgage interest rates may result in lower refinance activity in the future.  Total loans sold during the quarter ended June 30, 2013 were $812.2 million, 18 percent higher than the $690.0 million sold during the same quarter last year, but 11 percent lower than the $908.1 million sold during the third quarter of fiscal 2013 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated and purchased for sale) were $867.4 million in the fourth quarter of fiscal 2013, an increase of 16 percent from $746.0 million in the same quarter of fiscal 2012, and seven percent higher than the $808.9 million in the third quarter of fiscal 2013 (sequential quarter).
The sale and operations of real estate owned acquired in the settlement of loans resulted in a net gain of $30,000 in the fourth quarter of fiscal 2013, compared to a net loss of $(14,000) in the comparable period last year.  Three real estate owned properties were sold in the quarter ended June 30, 2013 compared to 16 real estate owned properties sold in the same quarter last year.  Three real estate owned properties were acquired in the settlement of loans during the fourth quarter of fiscal 2013, compared to 13 real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of June 30, 2013, the real estate owned balance was $2.3 million (10 properties), compared to $5.5 million (24 properties) at June 30, 2012.
Non-interest expenses increased $1.53 million, or 10 percent, to $17.52 million in the fourth quarter of fiscal 2013 from $15.99 million in the same quarter last year, primarily as a result of the increase in salaries and employee benefits expense.  The increase in salaries and employee benefits expense was primarily related to the increase in mortgage banking loan production.
The Company’s efficiency ratio increased to 70 percent in the fourth quarter of fiscal 2013 from 63 percent in the fourth quarter of fiscal 2012.  The increase was the result of the increase in non-interest expense and the net decrease in net interest income, partly offset by the increase in non-interest income.
The Company’s provision for income taxes was $3.96 million for the fourth quarter of fiscal 2013, an increase of $881,000 or 29 percent, from $3.08 million in the same quarter last year.  The effective income tax rate for the quarter ended June 30, 2013 was 43.0 percent as compared to 41.7 percent in the same quarter last year.  The Company believes that the tax provision recorded in the fourth quarter of fiscal 2013 reflects its current income tax obligations.
The Company repurchased 122,731 shares of its common stock during the quarter ended June 30, 2013 at an average cost of $15.78 per share. As of June 30, 2013, a total of 122,731 shares, or 23%, of the shares authorized in the March 2013 stock repurchase plan have been purchased, leaving 399,792 shares available for future purchases.

The Bank currently operates 15 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates two wholesale loan production offices (Pleasanton and Rancho Cucamonga, California) and 18 retail loan production offices located in City of Industry, Escondido, Fairfield, Glendora, Hermosa Beach, Pleasanton, Rancho Cucamonga (2), Riverside (4), Roseville, San Diego, San Rafael, Santa Barbara, Stockton and Westlake Village, California.
The Company will host a conference call for institutional investors and bank analysts on Wednesday, July 31, 2013 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-230-1096 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Wednesday, August 7, 2013 by dialing 1-800-475-6701 and referencing access code number 298059.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets and may result in our allowance for loan losses not being adequate to cover actual losses and require us to materially increase our reserve; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules, including changes related to Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; our ability to attract and retain deposits; increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach;  our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; adverse changes in the securities markets;  inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)
	June 30, 2013	June 30, 2012

Assets
Cash and cash equivalents	$193,839	$145,136
Investment securities – available for sale at fair value	19,510	22,898
Loans held for investment, net of allowance for loan losses of
$14,935 and $21,483, respectively	748,397	796,836
Loans held for sale, at fair value	188,050	231,639
Accrued interest receivable	2,992	3,277
Real estate owned, net	2,296	5,489
FHLB – San Francisco stock	15,273	22,255
Premises and equipment, net	6,691	6,600
Prepaid expenses and other assets	33,993	26,787

Total assets	$1,211,041	$1,260,917

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$57,835	$55,688
Interest-bearing deposits	865,175	905,723
Total deposits	923,010	961,411

Borrowings	106,491	126,546
Accounts payable, accrued interest and other liabilities	21,566	28,183
Total liabilities	1,051,067	1,116,140

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,661,865 and 17,619,865 shares issued, respectively; 10,386,399 and 10,856,027 shares outstanding, respectively)

	177	176
Additional paid-in capital	87,742	86,758
Retained earnings	179,816	156,560
Treasury stock at cost (7,275,466 and 6,763,838 shares, respectively)
	(108,315)	(99,343)
Accumulated other comprehensive income, net of tax	554	626

Total stockholders’ equity	159,974	144,777

Total liabilities and stockholders’ equity	$1,211,041	$1,260,917

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition – Sequential Quarter (Unaudited –In Thousands, Except Share Information)
	June 30, 2013	March 31, 2013

Assets
Cash and cash equivalents	$193,839	$220,322
Investment securities – available for sale at fair value	19,510	20,578
Loans held for investment, net of allowance for loan losses of
$14,935 and $16,826, respectively	748,397	754,441
Loans held for sale, at fair value	188,050	169,571
Accrued interest receivable	2,992	2,963
Real estate owned, net	2,296	2,227
FHLB – San Francisco stock	15,273	17,227
Premises and equipment, net	6,691	6,747
Prepaid expenses and other assets	33,993	27,407

Total assets	$1,211,041	$1,221,483

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$57,835	$55,927
Interest-bearing deposits	865,175	879,173
Total deposits	923,010	935,100

Borrowings	106,491	106,505
Accounts payable, accrued interest and other liabilities	21,566	22,409
Total liabilities	1,051,067	1,064,014

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,661,865 and 17,661,865 shares issued, respectively; 10,386,399 and 10,450,471 shares outstanding, respectively)

	177	177
Additional paid-in capital	87,742	87,547
Retained earnings	179,816	175,284
Treasury stock at cost (7,275,466 and 7,211,394 shares, respectively)
	(108,315)	(106,167)
Accumulated other comprehensive income, net of tax	554	628

Total stockholders’ equity	159,974	157,469

Total liabilities and stockholders’ equity	$1,211,041	$1,221,483

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings Per Share)
	Quarter Ended June 30,		Fiscal Year Ended June 30,
	2013	2012	2013	2012
Interest income:
Loans receivable, net	$9,696	$9,696	$42,905	$50,505
Investment securities	99	121	428	528
FHLB – San Francisco stock	158	31	438	99
Interest-earning deposits	132	76	390	303
Total interest income	10,085	12,518	44,161	51,435

Interest expense:
Checking and money market deposits	93	114	400	637
Savings deposits	144	163	578	763
Time deposits	1,308	1,602	5,607	7,015
Borrowings	957	1,189	4,219	6,290
Total interest expense	2,502	3,068	10,804	14,705

Net interest income, before (recovery) provision for loan losses	7,583	9,450	33,357	36,730
(Recovery) provision for loan losses	(1,538)	2,051	(1,499)	5,777
Net interest income, after (recovery) provision for loan losses	9,121	7,399	34,856	30,953

Non-interest income:
Loan servicing and other fees	170	169	1,093	733
Gain on sale of loans, net	16,185	14,706	68,493	38,017
Deposit account fees	604	600	2,449	2,438
Gain (loss) on sale and operations of real estate owned acquired in the settlement of loans	30	(14)	916	(120)
Card and processing fees	345	336	1,292	1,282
Other	284	183	957	800
Total non-interest income	17,618	15,980	75,200	43,150

Non-interest expense:
Salaries and employee benefits	13,075	11,700	50,450	39,283
Premises and occupancy	1,092	1,020	4,432	3,763
Equipment	485	407	1,830	1,488
Professional expenses	682	476	1,858	1,904
Sales and marketing expenses	510	495	1,859	1,187
Deposit insurance and regulatory assessments	183	300	1,066	1,296
Other	1,492	1,593	5,848	6,444
Total non-interest expense	17,519	15,991	67,343	55,365

Income before taxes	9,220	7,388	42,713	18,738
Provision for income taxes	3,963	3,082	16,916	7,928
Net income	$5,257	$4,306	$25,797	$10,810

Basic earnings per share	$0.51	$0.39	$2.43	$0.96
Diluted earnings per share	$0.49	$0.39	$2.38	$0.96
Cash dividends per share	$0.07	$0.04	$0.24	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Share Information)
	Quarter Ended
	June 30,	March 31,
	2013	2013
Interest income:
Loans receivable, net	$9,696	$10,290
Investment securities	99	105
FHLB – San Francisco stock	158	116
Interest-earning deposits	132	101
Total interest income	10,085	10,612

Interest expense:
Checking and money market deposits	93	97
Savings deposits	144	142
Time deposits	1,308	1,326
Borrowings	957	981
Total interest expense	2,502	2,546

Net interest income, before recovery for loan losses	7,583	8,066
Recovery for loan losses	(1,538)	(517)
Net interest income, after recovery for loan losses	9,121	8,583

Non-interest income:
Loan servicing and other fees	170	203
Gain on sale of loans, net	16,185	13,835
Deposit account fees	604	605
Gain on sale and operations of real estate owned acquired in the settlement of loans, net	30	218
Card and processing fees	345	308
Other	284	219
Total non-interest income	17,618	15,388

Non-interest expense:
Salaries and employee benefits	13,075	11,519
Premises and occupancy	1,092	1,090
Equipment	485	482
Professional expenses	682	370
Sales and marketing expenses	510	513
Deposit insurance premiums and regulatory assessments	183	241
Other	1,492	1,514
Total non-interest expense	17,519	15,729

Income before taxes	9,220	8,242
Provision for income taxes	3,963	3,372
Net income	$5,257	$4,870

Basic earnings per share	$0.51	$0.46
Diluted earnings per share	$0.49	$0.45
Cash dividends per share	$0.07	$0.07

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )
	Quarter Ended June 30,		Fiscal Year Ended June 30,
	2013	2012	2013	2012
SELECTED FINANCIAL RATIOS:
Return on average assets	1.73%	1.37%	2.09%	0.84%
Return on average stockholders’ equity	13.29%	12.02%	16.80%	7.58%
Stockholders’ equity to total assets	13.21%	11.48%	13.21%	11.48%
Net interest spread	2.47%	2.98%	2.69%	2.83%
Net interest margin	2.59%	3.11%	2.80%	2.95%
Efficiency ratio	69.52%	62.88%	62.03%	69.31%
Average interest-earning assets to average
interest-bearing liabilities	113.64%	111.55%	112.46%	110.53%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.51	$0.39	$2.43	$0.96
Diluted earnings per share	$0.49	$0.39	$2.38	$0.96
Book value per share	$15.40	$13.34	$15.40	$13.34
Shares used for basic EPS computation	10,399,348	10,935,927	10,601,145	11,222,797
Shares used for diluted EPS computation	10,631,654	11,051,238	10,835,922	11,287,205
Total shares issued and outstanding	10,386,399	10,856,027	10,386,399	10,856,027

LOANS ORIGINATED AND PURCHASED FOR SALE:
Retail originations	$432,649	$344,577	$1,695,239	$1,005,499
Wholesale originations and purchases	404,510	391,424	1,801,292	1,511,138
Total loans originated and purchased for sale	$837,159	$736,001	$3,496,531	$2,516,637

LOANS SOLD:
Servicing released	$809,657	$686,984	$3,506,027	$2,460,281
Servicing retained	2,495	3,053	16,331	13,121
Total loans sold	$812,152	$690,037	$3,522,358	$2,473,402

	As of	As of	As of	As of	As of
	06/30/13	03/31/13	12/31/12	09/30/12	06/30/12
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$2,111	$2,302	$7,776	$6,474	$6,183
Allowance for loan losses	$14,935	$16,826	$18,530	$20,118	$21,483
Non-performing loans to loans held for investment, net	2.90%	2.68%	3.16%	3.72%	4.33%
Non-performing assets to total assets	1.98%	1.84%	2.15%	2.68%	3.17%
Allowance for loan losses to gross non- performing loans	58.77%	73.01%	64.40%	58.64%	52.45%
Allowance for loan losses to gross loans held for
investment	1.96%	2.18%	2.34%	2.52%	2.63%
Net charge-offs to average loans receivable (annualized)	0.15%	0.49%	0.62%	0.72%	1.84%
Non-performing loans	$21,682	$20,195	$24,365	$28,894	$34,488
Loans 30 to 89 days delinquent	$363	$2,519	$1,423	$5,870	$616

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
(Dollars in Thousands)	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	06/30/13	03/31/13	12/31/12	09/30/12	06/30/12
Recourse (recovery) provision for loans sold	$(191)	$27	$1,285	$618	$241
(Recovery) provision for loan losses	$(1,538)	$(517)	$23	$533	$2,051
Net charge-offs	$353	$1,187	$1,611	$1,898	$4,828

	As of	As of	As of	As of	As of
	06/30/13	03/31/13	12/31/12	09/30/12	06/30/12
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	13.12%	12.55%	12.26%	11.47%	11.26%
Tier 1 risk-based capital ratio	21.36%	20.76%	18.79%	17.46%	17.53%
Total risk-based capital ratio	22.64%	22.02%	20.05%	18.72%	18.79%

	As of June 30,
	2013		2012
INVESTMENT SECURITIES:	Balance	Rate (1)	Balance	Rate (1)
Available for sale (at fair value):
U.S. government agency MBS	$10,816	1.80%	$12,314	1.96%
U.S. government sponsored enterprise MBS	7,675	2.41	9,342	2.43
Private issue collateralized mortgage obligations	1,019	2.41	1,242	2.40
Total investment securities available for sale	$19,510	2.07%	$22,898	2.17%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$404,341	3.36%	$439,024	3.90%
Multi-family (5 or more units)	262,316	5.26	278,057	5.73
Commercial real estate	92,488	6.45	95,302	6.75
Construction	292	6.25	-	-
Other mortgage	-	-	755	5.38
Commercial business	1,687	6.64	2,580	6.69
Consumer	437	8.63	506	8.23
Total loans held for investment	761,561	4.40%	816,224	4.87%

Undisbursed loan funds	(292)		-
Deferred loan costs, net	2,063		2,095
Allowance for loan losses	(14,935)		(21,483)
Total loans held for investment, net	$748,397		$796,836

Purchased loans serviced by others included above	$15,115	4.50%	$18,745	4.71%

DEPOSITS:
Checking accounts – non interest-bearing	$57,835	-%	$55,688	-%
Checking accounts – interest-bearing	206,784	0.14	204,524	0.17
Savings accounts	229,779	0.25	226,051	0.29
Money market accounts	26,399	0.33	29,382	0.42
Time deposits	402,213	1.27	445,766	1.39
Total deposits	$923,010	0.66%	$961,411	0.76%

(1)   The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
	As of June 30,
(Dollars in Thousands)	2013		2012
	Balance	Rate (1)	Balance	Rate (1)
BORROWINGS:
Overnight	$-	-%	$-	-%
Three months or less	50,000	4.09	-	-
Over three to six months	5,000	2.51	-	-
Over six months to one year	10,000	2.93	20,000	3.39
Over one year to two years	-	-	65,000	3.79
Over two years to three years	-	-	-	-
Over three years to four years	-	-	-	-
Over four years to five years	10,101	3.04	-	-
Over five years	31,390	3.23	41,546	3.19
Total borrowings	$106,491	3.55%	$126,546	3.53%

	Quarter Ended		Fiscal Year Ended
	June 30,		June 30,
SELECTED AVERAGE BALANCE	2013	2012	2013	2012
SHEETS:	Balance	Balance	Balance	Balance

Loans receivable, net (2)	$928,108	$1,049,499	$994,494	$1,074,487
Investment securities	20,132	23,302	21,346	24,402
FHLB – San Francisco stock	16,261	22,813	19,271	24,683
Interest-earning deposits	208,212	121,761	155,243	120,187
Total interest-earning assets	$1,172,713	$1,217,375	$1,190,354	$1,243,759
Total assets	$1,212,148	$1,258,361	$1,237,077	$1,290,238

Deposits	$925,435	$962,219	$940,851	$958,007
Borrowings	106,496	129,079	117,641	167,299
Total interest-bearing liabilities	$1,031,931	$1,091,298	$1,058,492	$1,125,306
Total stockholders’ equity	$158,221	$143,242	$153,541	$142,607

	Quarter Ended		Fiscal Year Ended
	June 30,		June 30,
	2013	2012	2013	2012
	Yield/Cost	Yield/Cost	Yield/Cost	Yield/Cost

Loans receivable, net (2)	4.18%	4.68%	4.31%	4.70%
Investment securities	1.97%	2.08%	2.01%	2.16%
FHLB – San Francisco stock	3.89%	0.54%	2.27%	0.39%
Interest-earning deposits	0.25%	0.25%	0.25%	0.25%
Total interest-earning assets	3.44%	4.11%	3.71%	4.14%

Deposits	0.67%	0.79%	0.70%	0.88%
Borrowings	3.60%	3.70%	3.59%	3.76%
Total interest-bearing liabilities	0.97%	1.13%	1.02%	1.31%

(1) The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

(2) Includes loans held for investment and loans held for sale at fair value, net of allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (1) (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	06/30/13	03/31/13	12/31/12	09/30/12	06/30/12
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$8,129	$9,304	$10,677	$11,832	$17,095
Multi-family	1,236	900	1,111	961	967
Commercial real estate	3,218	1,958	1,737	2,151	764
Commercial business loans	7	34	7	7	7
Total	12,590	12,196	13,532	14,951	18,833

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	5,094	5,850	7,708	10,662	11,995
Multi-family	2,521	759	480	485	490
Commercial real estate	1,354	1,227	2,477	2,477	2,483
Other	-	-	-	159	522
Commercial business loans	123	163	168	160	165
Total	9,092	7,999	10,833	13,943	15,655

Total non-performing loans	21,682	20,195	24,365	28,894	34,488

Real estate owned, net	2,296	2,227	2,435	5,189	5,489
Total non-performing assets	$23,978	$22,422	$26,800	$34,083	$39,977

Restructured loans on accrual status:
Mortgage loans:
Single-family	$434	$2,575	$4,252	$4,166	$6,148
Multi-family	-	2,755	2,755	2,755	3,266
Other	-	-	232	-	-
Commercial business loans	-	-	-	-	33
Total	$434	$5,330	$7,239	$6,921	$9,447

(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.